DATAKEY, INC.
                      OFFICER INCENTIVE BONUS PLAN FOR 2000


The Officer Incentive Bonus Plan for 2000 approved by the Board of Directors of Datakey, Inc. is summarized as follows:


INCENTIVE BONUSES

The Incentive Bonus Plan for 2000 is based on revenue and profit performance. Except as set forth below, each executive officer of the Company is entitled to a quarterly bonus pursuant to the following:

o The bonus incentive dollar amount per quarter is established at either .75% or 1.5% of the quarter-to-quarter revenue growth of a particular business unit or units.

o The amount earned each quarter is doubled in profitable quarters. The profit/loss calculation will include accrued bonus amounts. The profitability determination will be made on the respective business unit or units.

o        Quarterly bonus payouts will be made in cash, Datakey stock or options.

o In the event of a change in control or sale of a business unit or units, bonus amounts will be computed and paid throughout the year as if the approved business plan revenue and profitability goals have been met.

The Vice President and General Manager of the Integrated Systems Solutions business unit is entitled to a minimum bonus of $20,000 per quarter for the first three quarters of 2000 provided revenue objectives are met.